Exhibit III

                         ESCROW AGREEMENT


     This Escrow Agreement (the "Agreement") dated as of December 29, 1997 by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), RH Acquisition Co., a Delaware corporation ("Sub A") and FA Acquisition Co., a Delaware corporation ("Sub B"), Resource Health Partners, L.P., a Delaware limited partnership ("RHP"), Resource Holdings, Ltd., a Pennsylvania corporation ("Resource Holdings") and FRA Acquisition Inc., a Delaware corporation ("FRA") and State Street Bank and Trust Company (the "Escrow Agent").

                              RECITALS

     A.   This Agreement is being entered into by the parties pursuant to
Section 2.9(b) of that certain Acquisition Agreement and Plan of Merger dated as of December 29, 1997 (the "Merger Agreement") by and among QuadraMed, Sub A and Sub B and RHP, Resource Holdings and FRA, pursuant to which Sub A will be merged with and into Resource Holdings (the "Sub A Merger") and Sub B will be merged with and into FRA (the "Sub B Merger" and, together with the Sub A Merger, the "Mergers") and QuadraMed will issue to RHP shares of Common Stock of QuadraMed ("QuadraMed Shares") in exchange for all outstanding capital stock of Resource Holdings and FRA, all on the terms and conditions set forth in the Merger Agreement.

     B. Pursuant to the Merger Agreement, RHP has agreed to deposit in escrow a portion of the QuadraMed Shares received by RHP in the Mergers as security for its obligation to indemnify QuadraMed, Sub A and Sub B pursuant to the Merger Agreement, all on the terms set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1.   Establishment of Escrow.

          (a) After the issuance and delivery of the QuadraMed Shares to RHP pursuant to the Merger Agreement, RHP shall cause to be deposited with the Escrow Agent, to be held in an escrow account established by the Escrow Agent for the purposes hereof (the "Escrow Account") and designated QuadraMed Escrow Account, or any account having a similar designation, certificates for an aggregate of 155,014 QuadraMed Shares, duly endorsed in blank or with appropriate executed stock powers, to be held in accordance with the terms and conditions of this Agreement. For the purposes of this Agreement, in the event QuadraMed is acquired by merger or otherwise, the term "Escrow Shares" shall include all amounts received in exchange for or in respect of the Escrow Shares.

          (b) The Escrow Agent hereby agrees to act as escrow agent, to accept delivery of the Escrow Shares, and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof.

     2. Release of Escrow Shares. The Escrow Shares shall be held by the Escrow Agent until the Escrow Agent is required to release the Escrow Shares pursuant to the terms hereof. Promptly following December 29, 1998 (the "Initial Escrow Release Date"), the Escrow Agent shall cause all Escrow Shares to be released and transferred to RHP; provided, however, that in the event that the Escrow Agent has received a Claim Notice (as defined below) of any Claim or Claims (as defined below) prior to the Initial Escrow Release Date and either (i) the Escrow Agent receives joint written instructions from or on behalf of QuadraMed and RHP ("Joint Instructions") instructing the Escrow Agent to release all or a portion of the Escrow Shares as specified in the Joint Instructions or (ii) the Escrow Agent receives notice from either QuadraMed or RHP of the entry of a final non-appealable order of a court of competent jurisdiction (together with a legal opinion by counsel for the presenting party, providing an unqualified opinion that the court order is final and non-appealable, which the Escrow Agent shall act on without further question) (a "Final Order") with respect to such Claim or Claims and the disposition of such portion of the Escrow Shares, and instructing the Escrow Agent to release all or a portion of the Escrow Shares in accordance with such Final Order, then, in such event, the Escrow Agent shall release all or a portion of the Escrow Shares specified in such Joint Instructions or Final Order, as the case may be.

     3.   Claims.

          (a) Notice. From time to time on or before December 29, 1998, QuadraMed may provide written notice to RHP and the Escrow Agent (a "Claim Notice") specifying in reasonable detail the nature and dollar amount of one or more claims (a "Claim" or "Claims") being made under Article X of the Merger Agreement, certifying that such Claim is being made in accordance with the requirements of Section 10.2 of the Merger Agreement, and setting forth (with reasonably detailed calculations) the portion of the Threshold Amount under the Merger Agreement that has not yet been utilized as an offset to prior Claims ("Remaining Threshold Amount"). Thereafter, if RHP gives notice to QuadraMed and the Escrow Agent disputing any Claim or other information contained in the Claim Notice (a "Counter Notice") within thirty (30) days following receipt by the Escrow Agent and by RHP of a Claim Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b). If no Counter Notice is received by the Escrow Agent within such thirty (30) day period, then the amount of damages claimed by QuadraMed as set forth in the related Claim Notice shall be deemed established for purposes of this Agreement, and, at the end of such thirty (30) day period, the Escrow Agent shall release and transfer promptly, and in any event within five (5) days, the number of Escrow Shares equal to the dollar amount of the Claim (after giving effect to the application of the Remaining Threshold Amount), divided by $23.8688, which released Escrow Shares shall be in full satisfaction of such Claim. The Escrow Agent shall have no duty to inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

          (b) If a Counter Notice is given with respect to a Claim, the Escrow Agent shall release and transfer all or a portion of the Escrow Shares from the Escrow Account only (i) in accordance with the Claim Notice to the extent a Claim is not disputed by a Counter Notice, (ii) in accordance with Joint Instructions or (iii) in accordance with a Final Order. The number of QuadraMed Shares to be released from the Escrow Account pursuant to clauses
(i) and (iii) of the immediately preceding sentence shall (after giving effect to the application of the Remaining Threshold Amount), be equal to the dollar amount of the Claim divided by $23.8688.

          (c) QuadraMed and RHP agree to deliver promptly appropriate Joint Instructions to the Escrow Agent upon reaching a mutually agreed resolution of any Claim or upon issuance of a Final Order.

     4.   Provisions Regarding the Escrow Agent.

          (a)  Liability of the Escrow Agent.

               (i) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto, including the Merger Agreement, except for those contained in this Agreement.

               (ii) The Escrow Agent shall not be liable for any losses, costs or expenses, except for its own gross negligence or willful misconduct. In no event shall the Escrow Agent and its officers, directors and employees be liable to any party for indirect, special, punitive or consequential damages (including, without limitation, lost profits). The Escrow Agent shall not incur any liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel, including in-house counsel, in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (b)  Duties of Escrow Agent.

               (i) The Escrow Agent shall not be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder.

               (ii) The Escrow Agent does not have any interest in the Escrow Shares deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Shares shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will, if necessary, provide the Escrow Agent with appropriate Internal Revenue Service Forms W-8 or W-9 for tax identification number certification, or non-resident alien certifications. The parties hereto understand that if their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Escrow Account.

               (iii) The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document held by or delivered to it.

               (iv) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other assets or property deposited in the Escrow Shares established hereunder.

          (c) Resignation of The Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished in accordance with this section. The parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon the effective appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (d) Controversies. In the event of any disagreement among the parties hereto other than the Escrow Agent resulting in adverse Claims or demands being made in connection with the Escrow Shares, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall be entitled to retain all or any portion of the Escrow Shares subject to such dispute, without liability to any party, until the Escrow Agent shall have received (i) Joint Instructions or
(ii) a Final Order, in which event the Escrow Agent shall disburse the Escrow Shares in accordance with such Joint Instructions or Final Order. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings.

          (e) Fees and Expenses. QuadraMed shall pay the Escrow Agent compensation (as payment in full) for the services to be rendered by the Escrow Agent hereunder in the amount of Two Thousand Five Hundred Dollars ($2,500) at the time of execution of this Agreement and agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which the Escrow Agent is entitled shall be borne by QuadraMed. The Escrow Agent shall be entitled to reimbursement on demand to QuadraMed for all reasonable legal fees and expenses incurred in connection with the preparation and administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any Claim by any party hereunder.

          (f)  Indemnification of the Escrow Agent.

               (i)  QuadraMed agrees to indemnify and hold the Escrow
Agent and its officers, directors and employees harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

               (ii) QuadraMed and RHP, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment under the Escrow Account under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement. QuadraMed and RHP undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. QuadraMed and RHP, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. This Section 4(f) shall survive notwithstanding any termination of this Agreement.

               (iii) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

     5. Ownership. QuadraMed acknowledges and agrees that RHP is, and shall be treated as, the owner, and shall retain all rights of ownership, of any and all portions of the Escrow Shares not distributed to QuadraMed hereunder, and, accordingly, RHP shall retain all voting rights and rights to dividends with respect to any Escrow Shares so held. RHP agrees that, for purposes of federal and other taxes based on income, RHP will be treated as the owner of the Escrow Shares for so long as such Escrow Shares are held in the Escrow Account, and that RHP will report all income, if any, that is earned on, or derived from, the Escrow Shares as its income in the taxable year or years in which such income is properly included and pay any taxes attributable thereto. The Escrow Agent shall not be entitled to any offset against the Escrow Shares.

     6. Partner Representative. The parties acknowledge that, following the date hereof, RHP may transfer the QuadraMed Shares to the partners of RHP, and the general partner of RHP may further transfer QuadraMed Shares to its partners in accordance with the Merger Agreement, RHP or such Partners may designate a representative ("Partner Representative") to receive notices and make all determinations with regard to any Claim Notices or other actions required of RHP under this Agreement. In such event, RHP shall notify QuadraMed and the Escrow Agent of such election, including the identity and address of the Partner Representative, and the Partner Representative shall thereafter have all of the rights of RHP under this Agreement, but will have no liability hereunder. Such appointment shall not relieve RHP of its obligations hereunder. The Escrow Agent shall be entitled to rely on all instructions, notices and actions of the Partner Representative as if the Escrow Agent had received such instructions or notices or such actions had been taken by RHP.

     7. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

To QuadraMed:       QuadraMed Corporation
                    80 East Sir Francis Drake Blvd., Suite 2A
                    Larkspur, California 94939
                    Attention: Keith M. Roberts, Esq.
                    Telephone: (415) 461-7725
                    Facsimile: (415) 464-3953

With a copy to:     Brobeck, Phleger & Harrison LLP
                    One Market, Spear Street Tower
                    San Francisco, California 94105
                    Attention: Scott D. Lester, Esq.
                    Telephone: (415) 442-1635
                    Facsimile: (415) 442-1010

To RHP:             Resource Health Partners, L.P.
                    c/o J.P. Morgan Investment
                    Corporation
                    101 California Street
                    San Francisco, California 94111
                    Telephone: (415) 954-4782
                    Facsimile: (415) 954-4737
                    Attn: John Van Hooser

With a copy to:     Proskauer Rose LLP
                    1585 Broadway
                    New York, NY 10036-8299
                    Attention: Steven Kirshenbaum, Esq.
                    Telephone: (212) 969-2000
                    Facsimile:  (212) 969-2900

To the Escrow Agent:     State Street Bank & Trust Company
                         Two International Place
                         Boston, Massachusetts 02110
                         Attention: Corporate Trust Department
                         Fifth Floor, QuadraMed Escrow Account
                         Facsimile:   (617) 664-5365


     8. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same Agreement. This Agreement may be executed by facsimile, with such facsimile copy to serve as conclusive evidence of the consent and ratification of the matters contained herein by the parties hereto.

     9. Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

     10. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11. Exclusive Agreement; Modification. This Agreement and the Merger Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by or on behalf of QuadraMed, RHP and the Escrow Agent.

     12. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles.

     13. Consent to Jurisdiction and Service. Each of the parties hereto, other than the Escrow Agent, hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against QuadraMed and RHP by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, QuadraMed and RHP hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to QuadraMed and RHP, as the case may be, at their respective addresses in accordance with Section 7 hereof.

     14. Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.
Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire communication line failures, computer viruses, power failures, earthquakes or other disasters.

     15. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, the parties have delivered this Escrow Agreement as of the date first written above.

QUADRAMED CORPORATION         RESOURCE HEALTH PARTNERS, L.P.
                              By: RHP GP, L.P., its general partner
                              By: RHP Health, Inc., its general partner


By: /s/John V. Cracchiolo     By: /s/ Ted J. Ackroyd
     Name:                         Name: Ted J. Ackroyd
     Title:                        Title: President


RH ACQUISITION CO.            RESOURCE HOLDINGS, LTD.


By: /s/ John V. Cracchiolo         By: /s/ Ted J. Ackroyd
     Name:                              Name: Ted J. Ackroyd
     Title:                        Title: President


FR ACQUISITION CO.            FRA ACQUISITION INC.


By: /s/ John V. Cracchiolo              By: /s/ Ted J. Ackroyd
     Name:                              Name: Ted. J. Ackroyd
     Title:                        Title: President


STATE STREET BANK AND TRUST COMPANY


By: /s/ Daniel Golden
     Name: Daniel Golden
     Title: Assistant Vice President

[SIGNATURE PAGE TO THE ESCROW AGREEMENT]